Exhibit 12 under Form N-14




                                June 16, 2004



Morgan Keegan Select Fund, Inc.
Morgan Keegan Tower
Fifty North Front Street
Memphis, Tennessee  38103

Regions Morgan Keegan Select Funds
417 North 20th Street, 15th Floor
P.O. Box 10247
Birmingham, Alabama  35203



      Re:   Reorganizations  to  Combine  Series  of  a
            Maryland  Corporation  and a  Massachusetts
            Business Trust

Ladies and Gentlemen:

      Morgan Keegan Select Fund, Inc., a Maryland corporation ("Corporation"), on behalf of each segregated portfolio of assets ("series") thereof listed under the heading "Acquired Funds" on Schedule A hereto (each an "Acquired Fund"), and Regions Morgan Keegan Select Funds, a Massachusetts business trust ("Trust"), on behalf of each series thereof listed under the heading "Acquiring Funds" on Schedule A (each an "Acquiring Fund"),1 have requested our opinion as to certain federal income tax consequences of the proposed acquisition of each Acquired Fund by the Acquiring Fund listed opposite its name on Schedule A pursuant to an Agreement and Plan of Reorganization and Termination dated as of June 10, 2004 ("Agreement").2 Specifically, each Investment Company has requested our opinion, with respect to each Reorganization --

            (1) that Acquiring Fund's acquisition of Acquired Fund's assets in exchange solely for voting shares of beneficial interest ("shares") in Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Acquired Fund's liabilities, followed by Acquired Fund's distribution of those shares pro rata to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders") in liquidation of Acquired Fund and constructively in exchange for their shares in Acquired Fund ("Acquired Fund Shares"), will qualify as a "reorganization" (as defined in section 368(a)(1)(C)),3 and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

            (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and

            (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

      In rendering this opinion, we have examined (1) the Agreement, (2) the Prospectus/Proxy Statement dated April 14, 2004, that was furnished in connection with the solicitation of proxies by Corporation's board of directors ("Board") for use at a special meeting of the Acquired Funds' shareholders held on June 11, 2004 ("Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on the representations and warranties described below and made in the Agreement (as contemplated in paragraph 6.6 thereof) and in letters to us from each Investment Company and Morgan Asset Management, Inc., the Funds' investment adviser ("Adviser") (collectively, "Representations").4

                                    FACTS

      Each Investment Company is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company. Acquired Fund is a series of Corporation, and Acquiring Fund is a series of Trust.

      Acquired Fund Shares are divided into three classes, designated Class A shares, Class C shares, and Class I shares ("Class A Acquired Fund Shares," "Class C Acquired Fund Shares," and "Class I Acquired Fund Shares," respectively). Acquiring Fund Shares also are divided into three classes, also designated Class A shares, Class C shares, and Class I shares ("Class A Acquiring Fund Shares," "Class C Acquiring Fund Shares," and "Class I
Acquiring Fund Shares," respectively). The Funds' identically designated classes of shares are substantially similar to each other.

      The Reorganization, together with related acts necessary to consummate it ("Closing"), will occur on or about the date hereof or on such other date as to which the Investment Companies may agree.5 All acts taking place at the Closing will be deemed to take place simultaneously as of the close of business on the date thereof or at such other time Trust determines ("Effective Time").

      For the reasons, and after consideration of the factors, described in the Statement, the Board (including its members who are not "interested persons," as that term is defined in section 2(a)(19) of the 1940 Act) unanimously approved the Agreement. In doing so, the Board determined that participation in the Reorganization is in Acquired Fund's best interests and that the interests of Acquired Fund's shareholders would not be diluted as a result of the Reorganization. Trust's board of trustees also approved the Agreement and, in doing so, made similar determinations regarding Acquiring Fund and its shareholders.

      The Agreement, which specifies that it is intended to be, and is adopted as, a plan of reorganization within the meaning of the Regulations, provides in relevant part for the following:

            (1) Acquiring Fund's acquisition of all of Acquired Fund's assets, including cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Acquired Fund's books, and other property Acquired Fund owns at the Effective Time (collectively, "Assets"), in exchange for the following:

                  (a) the number of full and  fractional  (rounded to the
            third decimal place) (1) Class A Acquiring Fund Shares determined by dividing Acquired Fund's net value (computed as set forth in paragraph 2.1 of the Agreement) ("Acquired Fund Value") attributable to the Class A Acquired Fund
            Shares by the net asset value ("NAV") of a Class A Acquiring Fund Share (computed as set forth in paragraph
            2.2 thereof), (2) Class C Acquiring Fund Shares determined by dividing the Acquired Fund Value attributable to the Class C Acquired Fund Shares by the NAV of a Class C Acquiring Fund Share (as so computed), and (3) Class I
            Acquiring Fund Shares determined by dividing the Acquired Fund Value attributable to the Class I Acquired Fund Shares by the NAV of a Class I Acquiring Fund Share (as so computed); and

                  (b) Acquiring Fund's assumption of all of Acquired Fund's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Agreement (collectively, "Liabilities");

            (2) The constructive distribution of those Acquiring Fund Shares to the Shareholders, by Trust's transfer agent's opening accounts on Acquiring Fund's share transfer books in the Shareholders' names and crediting each Shareholder's account with the respective pro rata number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (whereupon all outstanding Acquired Fund Shares, including any represented by certificates, simultaneously will be canceled on Acquired Fund's share transfer books)6; and

            (3)  Acquired  Fund's   termination  as  soon  as  reasonably
      practicable after that distribution, but in all events within six months after the Effective Time.

      Investment Objectives and Policies of Regions Morgan Keegan Select Financial Fund ("Financial Fund") and Regions Morgan Keegan Select Value Fund ("Value Fund"). Financial Fund's investment objective is to seek long-term capital appreciation, while Value Fund's investment objective is to provide income and growth of capital. Each Fund, however, provides income, so this difference is expected to have little or no practical effect on shareholders. Adviser serves as investment adviser for both Funds, and the same portfolio manager manages each Fund.

     Financial Fund, under normal circumstances, seeks to achieve its investment objective by investing at least 80% of its assets in equity securities of companies of any capitalization (i.e., large, mid, and small) in the financial services industry; it also invests a portion of its assets in other equities, the majority of which are related to the financial services industry. In this regard, Value Fund's investment policy differs from that of Financial Fund, because Value Fund does not concentrate its investments in any one industry (although 25-30% of its portfolio has been invested in financial services industry securities as of the end of each of the last six fiscal-year quarters (i.e., February 28, May 31, August 31, and November 30, 2003, and February 28 and May 31, 2004) ("Quarter-End Dates")) and invests primarily in large capitalization issuers. Other differences between these Funds, however, are more apparent than real. For example, although Value Fund is required to invest only 65% of its assets in equity securities (compared with an 80% minimum for Financial Fund), the part of Value Fund's portfolio that was invested in equity securities as of each Quarter-End Date exceeded 90%. Moreover, although there are differences in these Funds' stated policies regarding investments in value versus growth securities -- the Statement says that Value Fund invests in common and preferred stocks according to a sector-weighting strategy in which attractive market valuation levels are assigned priority over prospects for future earnings growth, whereas Financial Fund invests in stocks that exhibit both value and growth characteristics -- in actuality, over the past 1 1/2 years, the percentage of Value Fund's portfolio invested in growth securities occasionally exceeded the percentage of Financial Fund's portfolio invested in securities identified as such (measured at each Quarter-End Date for Value Fund and each calendar quarter-end for Financial Fund). Notwithstanding the differences between these Funds that actually do exist, Adviser believes, based on its review of Financial Fund's portfolio, that all its assets can be transferred to, and held by, Value Fund pursuant to the Agreement.

      Investment Objectives and Policies of Capital Growth Fund and Mid Cap Growth Fund. The investment objectives of these Funds are identical, in that both of them seek to achieve capital appreciation. Adviser serves as investment adviser for both Funds, the same portfolio manager manages each Fund, and both Funds employ the same stock selection criteria.

      Although there are differences in some of the investment strategies these two Funds may utilize, in actuality their strategies do not differ significantly. Thus, although Capital Growth Fund -- which normally seeks to achieve its objective by investing at least 65% of its assets in U.S.-traded equity securities -- invests in issuers across the capitalization range of the U.S. equity market, unlike Mid Cap Growth Fund -- which normally invests at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in mid-capitalization equity investments (i.e., companies the market capitalization of which ranges from $300 million to $10 billion) ("mid-cap") -- Capital Growth Fund's investment in securities of mid-cap issuers as of the end of each of the last five calendar quarters (i.e., March 31, June 30, September 30, and December 31, 2003, and March 31,
2004) ranged from 60.4% to 75.3% of its portfolio. In addition, although Capital Growth Fund is permitted to invest up to 35% of its assets in non-convertible debt securities, whereas Mid Cap Growth Fund does not invest in debt securities, Capital Growth Fund did not, in fact, have any investments in debt securities as of any of those dates (except for investments in repurchase agreements in proportions similar to Mid Cap Growth Fund's investments therein). Indeed, Adviser believes, based on its review of Capital Growth Fund's portfolio, that all its assets can be transferred to, and held by, Mid Cap Growth Fund pursuant to the Agreement.


                               REPRESENTATIONS

      Corporation has represented and warranted to us as follows:

(1) Corporation is a corporation that is duly incorporated, validly existing, and in good standing under the laws of the State of Maryland; and its Articles of Incorporation, as amended, are on file with that state's Department of Assessments and Taxation;

(2) Corporation is duly registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect;

(3)   Acquired  Fund  is  a  duly   established   and  designated   series  of
      Corporation;

(4) Acquired Fund incurred the Liabilities in the ordinary course of its business;

(5) Acquired Fund is a "fund" (as defined in section 851(g)(2)); it qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; it will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and it has no earnings and profits accumulated in any taxable year in which the provisions of such Subchapter M did not apply to it;

(6) Acquired Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

(7) Not more than 25% of the value of Acquired Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

(8) During the five-year period ending at the Effective Time, (a) neither Acquired Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and
      (b) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant
      to  Acquired   Fund's  historic   dividend-paying   practice  and  other
      distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

(9) From the date it commenced operations through the Effective Time, Acquired Fund will have conducted its "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) in a substantially unchanged manner; from the time the Board approved the Agreement ("Approval Time") through the Effective Time, Acquired Fund will have invested its assets in a manner that ensures Acquired Fund's compliance with the requirements for qualification as a RIC; and from the Approval Time through the Effective Time, Acquired Fund will not have (a) disposed of and/or acquired any assets (i) for the purpose of satisfying Acquiring Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC or (b) otherwise changed its historic investment policies; and

(10) Capital Growth Fund's shift over the past year to a more mid-cap growth oriented investment portfolio was not undertaken for the purpose of making its investments more compatible with the investment objective, policies, and/or strategies of Mid Cap Growth Fund or otherwise facilitating the Reorganization in which they are participating, would have occurred irrespective of the pendency of such Reorganization, and was not in any other way related to such Reorganization.

      Trust has represented and warranted to us as follows:

(1) Trust is a trust operating under a written declaration of trust, the beneficial interest in which is divided into transferable shares, that is duly created, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and its Amended and Restated Declaration of Trust ("Declaration") is on file with the Secretary of the Commonwealth of Massachusetts; before January 1, 1997, it "claimed" classification for federal tax purposes as an association taxable as a corporation and has not elected otherwise since; and there is power under the Declaration to vary its shareholders' investment therein, it does not have a fixed pool of assets, each series thereof is a managed portfolio of securities, and its investment adviser has the authority to buy and sell securities for it;

(2) Trust is duly registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect;

(3)   Acquiring Fund is a duly established and designated series of Trust;

(4) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(5) Acquiring Fund is a "fund" (as defined in section 851(g)(2)); it qualified for treatment as a RIC for each taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; it intends to continue to meet all such requirements for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of such Subchapter M did not apply to it;

(6)   Following the Reorganization,  Acquiring Fund (a) will continue Acquired
      Fund's  "historic   business"   (within  the  meaning  of  Treas.   Reg.
      ss. 1.368-1(d)(2)) and (b) will use a significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business; moreover, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and
      (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

(7) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business or statutory trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;

(8) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

(9) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any Acquired Fund Shares;

(10) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act; and

(11) During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares with consideration other than Acquiring Fund Shares.

      Each Investment Company has represented and warranted to us as follows:

(1) The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of the Acquired Fund Shares it constructively surrenders in exchange therefor;

(2) Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or
      (ii) any  portion  of the  Acquiring  Fund  Shares  they  receive in the
      Reorganization   to  any  person  "related"  (within  such  meaning)  to
      Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis,
      and  (d) does   not   anticipate   that  there  will  be   extraordinary
      redemptions   of  Acquiring  Fund  Shares   immediately   following  the
      Reorganization;

(3) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

(4) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

(5) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

(6) Pursuant to the Reorganization, Acquired Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Acquired Fund held immediately before the Reorganization. For the purposes of the foregoing, any amounts
      Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets it held immediately before the Reorganization;

(7) None of the compensation received by any Shareholder who is an employee of or service provider to Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares that Shareholder held; none of the Acquiring Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

(8)   Immediately  after the  Reorganization,  the  Shareholders  will not own
      shares  constituting   "control"  (as  defined  in  section  304(c))  of
      Acquiring Fund;

(9) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187);

(10) The aggregate value of the acquisitions, redemptions, and distributions limited by Corporation's Representation in paragraph number (8) and Trust's Representations in paragraphs number (10) and
      (11) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund at the Effective Time; and

(11) It believes, based on its review of the Funds' respective investment portfolios, that most of Acquired Fund's assets are consistent with Acquiring Fund's investment objective and policies and thus can be transferred to and held by Acquiring Fund pursuant to the Reorganization.


                                   OPINION

      Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Agreement, our opinion (as explained more fully in the next section of this letter) is as follows:

(1)   Acquiring  Fund's  acquisition  of the  Assets in  exchange  solely  for
      Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Acquired Fund's distribution of those shares in liquidation pro rata to the Shareholders constructively in exchange for their Acquired Fund Shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(C)), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

(2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares
      and Acquiring Fund's assumption of the Liabilities7 or      on       the
      subsequent distribution of those shares to the Shareholders in constructive exchange for their Acquired Fund Shares;

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4) Acquiring Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset will include Acquired Fund's holding period therefor;

(5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(6) A Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time.

      Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue
Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.


                                   ANALYSIS

I. The Reorganization Will Qualify as a C Reorganization, and Each Fund Will Be a Party to a Reorganization.

      A.    Each Fund Is a Separate Corporation.

      A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Trust, however, is a business trust, not a corporation, and each Fund is a separate series of an Investment Company.

     Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] ss. 301.7701-2."8 Furthermore, pursuant to Treas. Reg. ss. 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942)."

      Based on these criteria, Trust does not qualify as a trust for federal tax purposes.9 Trust is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while Trust is an "investment trust," there is power under the Declaration to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- each series thereof (including
Acquiring Fund) is a managed portfolio of securities, and Adviser has the authority to buy and sell securities for it. Accordingly, we believe Trust should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

      Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. ss. 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a).

      An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. ss. 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (see Hecht v. Malley, 265 U.S. 144 (1924)) -- Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date Trust has not elected not to be so classified. Accordingly, we believe that Trust will continue to be classified as an association (and thus a corporation) for federal tax purposes.

      The Investment Companies as such, however, are not participating in the Reorganization, but rather separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which the respective Investment Companies satisfy). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

      B.    Transfer of "Substantially All" of Acquired Fund's Properties.

      For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the
"substantially all" requirement. See Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Acquired Fund's properties.

      C.    Qualifying Consideration.

      The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor.
Section 368(a)(2)(B). Because Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

      D.    Distribution by Acquired Fund.

      Section 368(a)(2)(G)(i)  provides that a transaction will not qualify as
a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Agreement -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g) -- Acquired Fund will distribute all the Acquiring Fund Shares it receives to the Shareholders in constructive exchange for their Acquired Fund Shares; as
soon  as  is  reasonably  practicable   thereafter,   Acquired  Fund  will  be
terminated.   Accordingly,   we  believe  that  the  requirements  of  section
368(a)(2)(G)(i) will be satisfied.

      E.    Requirements of Continuity.

      Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity
of  interest  as  described  in  Treas.  Reg.  ss. 1.368-1(e)   ("continuity  of
interest").

            1.    Continuity of Business Enterprise.

      To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

      While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

      Asset   Continuity.   Acquiring   Fund  will  use  in  its   business  a
significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)); indeed, both Investment Companies and Adviser believe that most (all) of Acquired Fund's assets are consistent with Acquiring Fund's investment objective and policies and thus can be
transferred to and held by Acquiring Fund.10  Moreover,     Acquiring     Fund
(1) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (2) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances
suggest  the   desirability  of  change  or  it  becomes   necessary  to  make
dispositions thereof to maintain such status. Accordingly, there will be asset continuity.

      Business Continuity - Reorganization Involving Financial and Value Funds. The principal difference between these Funds is that Financial Fund invests in companies of any capitalization, whereas Value Fund invests
primarily  in  large  capitalization   issuers.  Their  investment  operations
otherwise are similar. Their investment objectives are very similar, Adviser serves as investment adviser for both Funds, and the same portfolio manager
manages  each  Fund.   While  Financial  Fund  primarily   invests  in  equity
securities of companies in or related to the financial services industry, Value Fund's investment policy of not concentrating in any one industry is broader and, significantly, more inclusive -- it had substantial investments in the financial services industry as of each Quarter-End Date. Moreover, these Funds' investment policies regarding the minimum percentage of their respective portfolios that must be invested in equity securities and their investments in value versus growth securities differ much more so in the statement thereof than in their implementation. Furthermore, after the Reorganization Value Fund will continue Financial Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)), which Financial Fund will have conducted from the date it commenced operations through the Effective Time in a substantially unchanged manner. Accordingly, it is
likely  that  there  will  be  business   continuity   with   respect  to  the
Reorganization in which those Funds are participating.

      Business Continuity - Reorganization Involving Capital Growth and Mid Cap Growth Funds. The investment objectives of these Funds are identical, both Funds invest the majority of their assets in U.S.-traded equity securities, Adviser serves as investment adviser for both Funds, the same portfolio manager manages each Fund, and both Funds employ the same stock selection criteria. The principal differences between these Funds relate to the broader range of securities (e.g., all capitalization issuers and debt securities) Capital Growth Fund is permitted to invest in, not to what these Funds actually have invested in -- upwards of 75% of Capital Growth Fund's investments are and have been in securities of mid-cap issuers, and neither Fund has had debt securities (other than repurchase agreements), in recent quarters. Moreover, after the Reorganization Mid Cap Growth Fund will continue Capital Growth Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)), which Capital Growth Fund will have conducted from the date it commenced operations through the Effective Time in a substantially unchanged manner. Accordingly, it is likely that there will be business continuity with respect to the Reorganization in which those Funds are participating.

      For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

            2.    Continuity of Interest.

      Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary  interest in the issuing  corporation  . . . ."  That section goes
on  to  provide  that  "[h]owever,   a  proprietary  interest  in  the  target
corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

      For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.11 Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); cf. Priv.
Ltr. Rul. 199941046 (July 16, 1999) (redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other shares "redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).12

      During the five-year period ending at the Effective Time, (1) neither Acquired Fund nor any person related13 to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor does Acquiring Fund, or any person related to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions in the ordinary course of that business required by the 1940 Act. Furthermore, during the five-year period ending at the Effective Time, neither Acquiring Fund nor any person related to it will have acquired Acquired Fund Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund at the Effective Time.

      There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Acquired Fund Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person related to Acquiring Fund. In addition, each Investment Company (a) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company, (b) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (c) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.

      Although Acquiring Fund Shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. See Reef Corp. v. Commissioner, 368 F.2d at 134; Rev. Rul. 61-156, supra. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (see Priv. Ltr. Ruls. 9823018 and 9822053, supra, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as such a series and not from the Reorganization as such.

      Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

      F.    Business Purpose.

     All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Statement. Accordingly, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

      G.    Satisfaction of Section 368(a)(2)(F).

      Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

      (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

      (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section
368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

      For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

      H.    Each Fund Will Be a Party to a Reorganization.

      Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. ss. 1.368-2(f) further provides that if one
corporation   transfers   substantially   all  its   properties  to  a  second
corporation in exchange for all or a part of the latter's voting stock (i.e., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Acquired Fund is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.   Acquired Fund Will Recognize No Gain or Loss.

      Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

      Section 357(a)  provides in pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

      As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Agreement constitutes a plan of reorganization. Acquired Fund will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Agreement, distributing those shares to the Shareholders in constructive exchange for their Acquired Fund Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Acquired Fund will recognize no gain or loss on the Reorganization.14


III.  Acquiring Fund Will Recognize No Gain or Loss.

      Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Acquired Fund in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV. Acquiring Fund's Basis in the Assets Will Be a Carryover Basis, and Its Holding Period Will Include Acquired Fund's Holding Period.

      Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Acquired Fund will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization.

      Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for each Asset will include Acquired Fund's holding period therefor.


V.    A Shareholder Will Recognize No Gain or Loss.

      Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Agreement, the Shareholders will receive solely Acquiring Fund Shares for their Acquired Fund Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Agreement constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. See, e.g., Eastern Color Printing Co., 63 T.C. 27, 36 (1974); Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Acquired Fund Share certificates in exchange for Acquiring Fund Shares, their Acquired Fund Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Acquiring Fund's books) and will be treated as having been exchanged therefor. See Rev. Rul. 90-13, 1990-1 C.B. 65. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization.


VI. A Shareholder's Basis in Acquiring Fund Shares Will Be a Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Acquired Fund Shares.

      Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it constructively surrenders in exchange for those Acquiring Fund Shares.

      Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. See Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's
holding   period  for  the   Acquiring   Fund   Shares  it   receives  in  the
Reorganization will include, in each instance, its holding period for the Acquired Fund Shares it constructively surrenders in exchange therefor, provided the Shareholder holds those Acquired Fund Shares as capital assets at the Effective Time.


                                          Very truly yours,



                                          /s/ Kirkpatrick & Lockhart LLP


                                          KIRKPATRICK & LOCKHART LLP



KIRKPATRICK & LOCKHART LLP
JUNE 10, 2004
PAGE 4








                                  SCHEDULE A

            ACQUIRED FUNDS                             ACQUIRING FUNDS

    (each a series of Corporation)                (each a series of Trust)

Regions Morgan Keegan Select Financial      Regions Morgan Keegan Select Value
Fund                                        Fund
Regions Morgan Keegan Select Capital        Regions Morgan Keegan Select Mid Cap
Growth Fund                                 Growth Fund



--------
1 The Acquired Funds and the Acquiring Funds are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and Corporation and Trust are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

2 The series of  transactions  (summarized  in  paragraph  (1) below) in which
each   pair  of  Funds  is   participating   is   referred   to  herein  as  a
"Reorganization."

3 All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg.ss." references are to the regulations under the Code ("Regulations").

4 For convenience, the balance of this letter refers only to a single Reorganization, one Acquired Fund, and one Acquiring Fund (except as stated in note 5, the descriptions of the Funds' respective investment objectives and policies at the end of "Facts" and in part I.E.1 under "Analysis," and Corporation's Representation in paragraph number (10)), but the opinions and analysis herein apply separately to each Reorganization.

5 The Agreement provides that the Closing of the Reorganization involving Regions Morgan Keegan Select Capital Growth Fund ("Capital Growth Fund") and Regions Morgan Keegan Select Mid Cap Growth Fund ("Mid Cap Growth Fund") will occur on June 23, 2004, or on such other date as to which the Investment Companies may agree.

6 The Agreement provides that, at the time of the Reorganization, the Acquired Fund Shares will, in effect, be exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Acquired Fund Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Acquired Fund Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of
Acquiring Fund Share certificates. See discussion at part V. under "Analysis," below.

7 Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

8 On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the
.. . . Code." Trust is not subject to any such special treatment.

9 Because Acquiring Fund is considered for federal tax purposes to be separate from each other series of Trust (see the discussion in the last paragraph of part I.A. below), the analysis in the accompanying text applies equally to Acquiring Fund.

10 Before the Effective Time, Acquired Fund did not dispose of and/or acquire any assets (1) for the purpose of satisfying Acquiring Fund's investment objective or policies or (2) for any other reason except in the ordinary course of its business as a RIC.

11 Rev.  Proc.  77-37,  supra;  but see Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); see also Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); Aetna
Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

12 Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247
(1981); also see Treas. Reg. ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section  6662(d)(2)(B)(i),  in connection  with the
imposition   of  the   accuracy-related   penalty  under  section  6662  to  a
substantial understatement of income tax).

13 All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg.ss. 1.368-1(e)(3).

14   See footnote 7.